EXHIBIT 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN FINANCIAL CORP. REPORTS
FIRST QUARTER 2007 RESULTS

Rye Brook, NY — May 7, 2007 — Universal American Financial Corp. (NASDAQ: UHCO) today announced financial results for the quarter ended March 31, 2007.

First Quarter 2007 Highlights

•                  Revenues from continuing operations increased by 96% year over year to $618.4 million

•                  Net income was $4.4 million, or $0.07 per diluted share

•                  Total Medicare Advantage current membership increased to 196,000, including an increase in Private Fee-For-Service membership to 150,000

Affirms 2007 Guidance

•                  Revenues between $2.8 billion and $3.0 billion

•                  Diluted earnings per share of $1.18 to $1.28

First Quarter 2007 Compared to First Quarter 2006

Universal American reported net income of $4.4 million for the first quarter of 2007, or $0.07 per diluted share.  This compares to net income of $7.0 million, or $0.12 per diluted share, reported for the first quarter of 2006.

Income from continuing operations for the first quarter of 2007, after taxes, was $4.4 million, or $0.07 per diluted share, which included $1.2 million, after tax, of realized gains.  Income from continuing operations for the first quarter of 2006 was $4.9 million, or $0.08 per diluted share.  Income from discontinued operations for the first quarter of 2006, after taxes, was $2.1 million, or $0.04 per diluted share.  Total revenues from continuing operations for the first quarter of 2007 increased to $618.4 million, or 96%, over the first quarter of 2006.

Management Comments

“The highlight of the first quarter was the rapid expansion of our Medicare Advantage business, especially Private Fee-for-Service. We are delighted by the market response to our products which we believe bring significant value to our members,” said Richard Barasch, Chairman and CEO.  “In light of the changes in our overall business, and the significant seasonal nature of several of our largest business lines, we believe that the operating results of the first quarter are consistent with our expectations of operating results for the full year. We have provided a significant amount of information with which the results of the first quarter may be analyzed in the context of what we expect for the balance of the year. It is also important to note that, even though we continue to experience lapsation of Medicare Supplement policyholders and accelerated amortization of deferred costs, we are pleased that, unlike last year, we are retaining many of these Medicare Supplement policyholders who have chosen to move to our Medicare Advantage products.”

Medicare Advantage

The Company significantly expanded its service area for Private Fee-for-Service (“PFFS”) plans for 2007. Through our insurance subsidiaries, American Progressive Life and Health Insurance Company of New York and Pyramid Life Insurance Company, we now offer four Today’s Options® plans in a total of 35 states, an increase from 15 states in 2006.  PFFS membership is now approximately

150,000 members from 18,000 at year end.  The loss ratio for our PFFS business was 87.3%, in line with our pricing.  Our expense ratio for the quarter was higher than what we believe will be the run-rate of expenses since we have continued to invest in building our infrastructure to accept new business. We estimate these excess expenses are approximately $2 million.

As of  March 31, 2007, the membership in our highly successful Southeast Texas Medicare Advantage HMO plan grew to 38,000, an 11% increase since the end of the year.  In March, Universal American completed the acquisition of GlobalHealth, Inc. (“GlobalHealth”), a Medicare Advantage and commercial HMO in Oklahoma City, Oklahoma, for approximately $18.2 million in cash.  GlobalHealth currently has approximately 3,700 Medicare Advantage members with annualized revenue of approximately $36 million.  In addition, as of March 31, 2007, our HMO operations were expanded to include two counties in the Jacksonville, FL area, two counties in the Dallas, TX area, and the city of Milwaukee, WI.  As of March 31, 2007, we have more than 3,100 members in our expansion sites, bringing our total HMO membership, including our special needs plans, to more than 45,500, an increase of 29% over year-end 2006. The aggregate loss ratio for our Medicare Advantage HMO business was 74.7%.

Revenue in the Medicare Advantage segment was up 319% to $382.0 million over the first quarter of 2006, and pre-tax income was $6.0 million for the first quarter of 2007.  Our overall loss ratio for the segment was 83.5%.

Medicare Part D

For the 2007 plan year, the Company, through its insurance subsidiaries, American Progressive Life and Health Insurance Company of New York and Pennsylvania Life Insurance Company, was approved to offer our Prescription

PathwaySM prescription drug plans (“PDPs”) in all 32 of the The Centers for Medicare and Medicaid Services (“CMS”) regions in which we bid, excluding only Hawaii and Alaska.  In addition, we are entitled to receive auto assignment of dual eligibles and low income subsidy beneficiaries who are dually eligible for Medicare and Medicaid in 28 of these 32 CMS regions.

Total premiums, before reinsurance and before consideration of the government risk corridor adjustment, were $134.1 million for the first quarter of 2007.  Our PDPs generated a net loss of $4.4 million for the first quarter of 2007, compared to a net loss of $8.2 million for the first quarter of 2006.  Part D Management Services, L.L.C., our joint venture with Pharmacare Management Services, Inc., contributed $13.2 million, pre-tax, to our PDP results for the first quarter of 2007. These results are based on enrollment information provided by, CMS which indicated that approximately 490,400 members were enrolled in our plans as of March 31, 2007.

Senior Market Health (excluding Part D)

For the first quarter of 2007, our Medicare Supplement business generated a loss of $11.9 million on $84.3 million of revenues.  The loss ratio on our Medicare Supplement business was again in line with our expectations, reflecting the seasonality of this business.  Our loss ratio for the first quarter of 2007 was 78.2%, compared to 80.0% for the first quarter of 2006.

Included in the loss in our Medicare Supplement block was over $9.0 million of deferred acquisition cost amortization attributable to the approximately 15,000 Medicare Supplement policyholders who switched to Universal American private fee-for-service coverage during the first quarter. We lost $30 million of Medicare Supplement premium revenues attributable to these policyholders but increased our Medicare Advantage revenue by $120 million.

Senior Administrative Services

Revenues for the first quarter of 2007 increased by 27% to $25.6 million compared to the first quarter of 2006, largely due to the addition of the administration of additional Part D and Medicare Advantage businesses.  Pre-tax income in the first quarter was $5.8 million, compared to $2.4 million in the first quarter of 2006.

Balance Sheet Data

Total assets were $3.1 billion as of March 31, 2007 compared to $2.6 billion at December 31, 2006.  Total policyholder liabilities were $1.5 billion at March 31, 2007 compared to $1.3 billion at December 31, 2006.  Stockholders’ equity as of March 31, 2007 was $633.4 million, or $10.66 per common share, compared to $623.9 million, or $10.54 per common share, at December 31, 2006.  As of March 31, 2007, excluding accumulated other comprehensive income (which includes the net unrealized appreciation of Universal American’s investment portfolio), stockholders’ equity was $631.2 million and fully diluted book value per common share on that basis was $10.41.

The ratio of debt to total capitalization, excluding accumulated other comprehensive income and including the trust preferreds as debt, increased to 29.5% at March 31, 2007 from 21.0% at December 31, 2006 (see discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release).

Universal American’s investment portfolio totaled $1.2 billion at March 31, 2007 and remains sound with approximately 99% of the portfolio invested in debt securities rated investment grade by at least one of the rating agencies.  As of March 31, 2007, Universal American’s bonds were worth $2.8 million more than their book value.

Guidance

Universal American expects to earn approximately $1.18 to $1.28 per fully diluted share for 2007, excluding realized gains on investment transactions.  The following table provides additional information relating to our guidance.

	Reported	Projected Ranges
	1Q07	2Q07		3Q07		4Q07		FY 2007
Diluted EPS
Operating EPS	$0.05	$0.27	$0.29	$0.46	$0.50	$0.43	$0.47	$1.18	$1.28
Realized gains	0.02	0.00	0.00	0.00	0.00	0.00	0.00	0.02	0.02
Reported EPS	$0.07	$0.27	$0.29	$0.46	$0.50	$0.43	$0.47	$1.20	$1.30

Revenue ($ Million)(1)
Senior Managed Care - Medicare Advantage	$383	$465	$515	$555	$600	$570	$615	$1,973	$2,113
Senior Market Health Insurance	84	77	85	76	84	75	83	312	336
Medicare Part D(2)	107	78	84	55	65	56	66	296	322
Specialty Health Insurance	24	23	25	23	25	23	25	93	99
Life Insurance and Annuity	25	23	27	23	27	23	27	94	106
Senior Administrative Services	26	25	28	25	28	25	28	101	110
Corporate / Eliminations	(19)	(18)	(20)	(18)	(20)	(18)	(20)	(73)	(79)
Total Revenue	$630	$673	$744	$739	$809	$754	$824	$2,796	$3,007

Senior Managed Care - Medicare Advantage
End of quarter Membership
Private fee-for-service	136,019	185,000	200,000	220,000	235,000	210,000	225,000
Health Plans	45,585	47,000	49,000	48,000	50,000	50,000	51,000
Total	181,604	232,000	249,000	268,000	285,000	260,000	276,000
Health Plan loss ratio	74.7%	75.5%	78.5%	75.5%	78.5%	75.5%	78.5%	75.5%	78.5%
Private fee-for-service loss ratio	87.3%	86.0%	88.0%	86.0%	88.0%	86.0%	88.0%	86.0%	88.0%

Senior Market Health Insurance

Medicare Supplement Loss Ratio	78.2%	71.0%	73.0%	68.5%	70.5%	67.0%	69.0%	71.0%	73.0%
Change in deferred acquisition costs	8.8	0.5	(0.5)	0.5	(0.5)	0.5	(0.5)	10.3	7.3

Medicare Part D
End of quarter Membership (in millions)	490.0	485.0	495.0	490.0	500.0	490.0	500.0
Total Revenue(2)	107	78	84	55	65	56	66	296	322
Pre-tax Margin	4.7%							15.0%	18.0%

(1)             Excluding realized gains and losses

(2)             Includes PDMS Equity Income

Conference Call

Universal American will host a conference call at 9:30 a.m. Eastern Time on Tuesday, May 8, 2007, to discuss the first quarter results and other corporate developments.  Interested parties may participate in the call by dialing 706-679-0770.  Please call in 10 minutes before the scheduled time and ask for the Universal American call.  This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.uafc.com.  To listen to the live call, please go to the website at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed from the Company’s website for approximately 60 days.

Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with its quarterly earnings release.  This supplemental financial data can be accessed at www.uafc.com (under the heading “Investor Relations; Financial Reports”).

About Universal American Financial Corp.

Universal American Financial Corp. is a specialty health and life insurance holding company. Through its family of companies, Universal American offers a broad array of health insurance and managed care products and services, primarily to the growing senior population.  Universal American is included in the NASDAQ Financial-100 Index, the Russell 2000 Index and the Russell 3000 Index.  For more information on Universal American, please visit our website at www.uafc.com.

*              *              *

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company (including, but not limited to, statements regarding any acquisition proposal and whether such proposal or a strategic alternative thereto may be considered or consummated; statements regarding our expectations of Universal American’s operating plans and strategies generally; statements regarding our expectations of the performance of our Medicare Supplement and Medicare Advantage businesses and other lines of business, including the prediction of loss ratios and lapsation; the adequacy of reserves; our ability to institute future rate increases; expectations regarding our Part D program, including our estimates of membership, costs and revenues; and future operating results) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact Universal American and the statements contained in this news release can be found in Universal American’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

(Tables to follow)

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
In millions, except per share amounts
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Consolidated Results**

Direct and assumed premiums	$804.3	$476.1

Net premiums and policyholder fees	$587.9	$292.1
Net investment income	22.4	17.3
Other income	6.2	6.2
Realized gains	1.9	—
Total revenues	618.4	315.6

Policyholder benefits	501.0	241.3
Interest credited to policyholders	4.7	4.5
Change in deferred acquisition costs	10.3	(4.1)
Amortization of present value of future profits	2.1	2.4
Commissions and general expenses, net of allowances	107.7	73.6
Total benefits and expenses	625.8	317.7

Income from continuing operations before equity in earnings of unconsolidated subsidiary	(7.4)	(2.1)
Equity in earnings of unconsolidated subsidiary	13.2	9.8
Income from continuing operations before income taxes	5.8	7.7
(Provision) benefit for income taxes(1)	(1.4)	(2.8)
Income from continuing operations, after taxes	4.4	4.9
Income from discontinued operations, after taxes	—	2.1
Net income	$4.4	$7.0

Per Share Data (Diluted)
Income from continuing operations, after taxes	$0.07	$0.08
Total income from discontinued operations, after taxes	—	0.04
Net income	$0.07	$0.12

See following page for explanation of footnotes.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
In millions, except per share amounts
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Income (Loss) before Taxes by Segment**

Senior Managed Care-Medicare Advantage	$6.0	$9.2
Senior Market Health:
Medigap	(11.9)	(6.3)
Part D	5.0	5.4
Specialty Health	3.4	1.4
Life Insurance & Annuity	3.3	1.0
Senior Administrative Services	5.8	2.4

Corporate	(7.7)	(5.4)

Realized gains	1.9	—

Income from continuing operations before income taxes	$5.8	$7.7

	March 31, 2007	December 31, 2006
BALANCE SHEET DATA**
Total Cash and Investments	$2,106.1	$1,678.0
Total Assets	$3,144.0	$2,585.0
Total Policyholder Related Liabilities	$1,524.2	$1,300.4
Outstanding Bank Debt	$139.3	$90.6
Other Long Term Debt	$125.0	$75.0
Total Stockholders’ Equity	$633.4	$623.9
Book Value per Common Share	$10.66	$10.54
Diluted Weighted Average Shares Outstanding-Year to Date	60.6	60.0

Non-GAAP Financial Measures*
Total Stockholders’ Equity (excluding accumulated other comprehensive income)*	$631.2	$622.0
Diluted Book Value per Common Share (excluding accumulated other comprehensive income)*(2)	$10.41	$10.27
Debt to Total Capital Ratio*(3)	29.5%	21.0%

*             Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under accounting principles generally accepted in the United States (GAAP).

**      Prior periods have been restated to reflect reporting of the results of operations and the assets and liabilities of PennCorp Life as a discontinued operation.

(1)      The effective tax rate for continuing operations for the quarter ended March 31, 2007 was 24.8% and was 36.5% for the first quarter of 2006. The effective tax rate for the first quarter of 2007 includes a one time benefit relating to state taxes of $0.7 million.

(2)      Diluted book value per common share (excluding accumulated other comprehensive income) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income, plus assumed proceeds from the exercise of vested options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested options.

(3)      The Debt to Total Capital Ratio is calculated as the ratio of the sum of the Outstanding Bank Debt and Other Long Term Debt to the sum of Stockholders’ Equity (excluding accumulated other comprehensive income) plus Outstanding Bank Debt plus Other Long Term Debt.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
NON-GAAP FINANCIAL MEASURES
In millions, except per share amounts
(Unaudited)

Universal American uses certain non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release.  These measures should not be considered an alternative to measurements required by GAAP.  Because Universal American’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies.  The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are presented below.

	March 31, 2007	December 31, 2006
Total Stockholders’ Equity (excluding accumulated other comprehensive income)
Total stockholders’ equity	$633.4	$623.9
Less: Accumulated other comprehensive income	(2.2)	(1.9)

Total Stockholders’ Equity (excluding accumulated other comprehensive income)	$631.2	622.0

Universal American uses total stockholders’ equity (excluding accumulated other comprehensive income), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratios of debt to total capitalization.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

	March 31, 2007	December 31, 2006
Diluted Book Value per Common Share (excluding accumulated other comprehensive income)
Total stockholders’ equity	$633.4	$623.9
Proceeds from assumed exercises of vested options	27.1	23.2
	$660.5	$647.1
Diluted common shares outstanding	63.2	62.8

Diluted Book Value per Common Share	$10.45	$10.30

Total stockholders’ equity (excluding accumulated other comprehensive income)	$631.2	$622.0
Proceeds from assumed exercises of vested options	27.1	23.2
	$658.3	$645.2
Diluted common shares outstanding	63.2	62.8

Diluted Book Value per Common Share (excluding accumulated other comprehensive income)	$10.41	$10.27

As noted above, Universal American uses total stockholders’ equity (excluding accumulated other comprehensive income), as a basis for evaluating growth in equity on a per share basis.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
NON-GAAP FINANCIAL MEASURES
In millions
(Unaudited)

	March 31, 2007	December 31, 2006
Debt to Total Capital Ratio
Outstanding bank debt	$139.3	$90.6
Other long term debt	125.0	75.0
Total outstanding debt	$264.3	$165.6

Total stockholders’ equity	$633.4	$623.9
Outstanding bank debt	139.3	90.6
Other long term debt	125.0	75.0
Total Capital	$897.7	$789.5
Debt to Total Capital Ratio	29.4%	21.0%

Total stockholders’ equity (excluding accumulated other comprehensive income)	$631.2	$622.0
Total outstanding bank debt	139.3	90.6
Total outstanding trust preferred securities	125.0	75.0
Total Capital	$895.5	$787.6
Debt to Total Capital Ratio	29.5%	21.0%

As noted above, Universal American uses total stockholders’ equity (excluding accumulated other comprehensive income), as a basis for evaluating the ratio of debt to total capital.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

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CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609